                                                                    EXHIBIT 10.3


                           PURCHASE AND SALE AGREEMENT

                                 by and between

                   UNITED STATES EXPLORATION, INC. ("Seller")

                                       and

                          HS RESOURCES, INC. ("Buyer")

                                      dated

                                  May 18, 2000

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I
         Definitions.........................................................1

         1.1               Allocated Value(s)................................1
         1.2               Basic Documents...................................1
         1.3               Closing...........................................2
         1.4               Defensible Title..................................2
         1.5               Effective Date....................................2
         1.6               Lands.............................................2
         1.7               Lease or Leases...................................2
         1.8               Permitted Encumbrances............................2
         1.9               Property or Properties............................3
         1.10              Records...........................................4
         1.11              Title Defect......................................4
         1.12              Wells.............................................4

ARTICLE II
         Purchase and Sale...................................................5
         2.1               Purchase and Sale.................................5
         2.2               Purchase Payment..................................5
         2.3               Transfer of Ownership.............................5

ARTICLE III
         Purchase Price......................................................5
         3.1               Purchase Price....................................5
         3.2               Allocation of the Purchase Price..................5
         3.3               Manner of Payment of Purchase Price...............6
         3.4               Adjustments to Preliminary Purchase Price.........6

ARTICLE IV
         Inspection and Title Examinations...................................7
         4.1               Inspection of Files and Records...................7
         4.2               On-Site Tests and Inspections.....................8

ARTICLE V
         Assumption of Obligations; Indemnities..............................8
         5.1               Buyer.............................................8
         5.2               Seller............................................8

ARTICLE VI
         Seller's Representations and Warranties.............................8
         6.1               Seller............................................8

                                                                          Page
                                                                          ----
ARTICLE VII
         Buyer's Representations and Warranties.............................12
         7.1               Buyer............................................12

ARTICLE VIII
         Additional Agreements of the Parties...............................12
         8.1               Transfer Orders..................................12
         8.2               Suspense Accounts................................12
         8.3               Closing Obligations..............................13
         8.4               Further Assurances...............................13
         8.5               Post-Closing Adjustments.........................14
         8.6               Support of Pipeline Decertification Efforts......14

ARTICLE IX
         Miscellaneous......................................................14
         9.1               Notices..........................................14
         9.2               Binding Effect...................................15
         9.3               Counterparts.....................................15
         9.4               Expenses.........................................15
         9.5               Section Headings.................................15
         9.6               Entire Agreement.................................15
         9.7               Governing Law....................................16
         9.8               Survival of Representations and Warranties.......16
         9.9               Public Announcements.............................16
         9.10              Notices After Closing............................16

                                    EXHIBITS


A        Leases

B        Wells

C        Allocated Values

D        Equipment Inventory

E        Gas Imbalances

F        Pending Litigation

                           PURCHASE AND SALE AGREEMENT


                  THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of May 18, 2000, by and between UNITED STATES EXPLORATION, INC., a Colorado corporation with an office at 1560 Broadway, Suite 1900, Denver, Colorado 80202 ("UXP" or "Seller") and HS RESOURCES, INC., a Delaware corporation with an office at 1999 Broadway, Suite 3600, Denver, Colorado 80202 ("HSR" or "Buyer").


                                    Recitals

                  A. Seller owns certain interests in oil and gas properties located in Weld County, Colorado, as more fully described on Exhibit "A" hereto, with respect to the oil and gas wells identified on Exhibit "B" hereto;

                  B. Seller desires to sell and assign to Buyer and Buyer desires to purchase from Seller all of Seller's interest in and to the oil and gas leases described on Exhibit "A" hereto and in and to the oil and gas wells identified on Exhibit "B" hereto, upon the terms and conditions and for the consideration hereinafter set forth.


                                    Agreement

                  In consideration of these premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  For purposes of this Agreement, the following terms, in addition to the other capitalized terms used in this Agreement which are defined elsewhere herein, shall have the meanings set forth below:

         1.1 ALLOCATED VALUE(S) - Those values allocated to the Properties pursuant to the first sentence of Section 3.2 and described on Exhibit "C".

         1.2 BASIC DOCUMENTS - The contractually binding arrangements to which the Properties may be subject and that will be binding on the Properties or on Buyer after the Closing, including, without limitation, all Leases comprising a portion of the Properties, assignments of interests or overriding royalties or similar interests; division orders; operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, marketing, processing, gathering, treatment, compression, brokerage, and transportation agreements;

farmout or farmin agreements; joint venture, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements and options; area of mutual interest agreements; salt water disposal agreements; servicing, equipment or materials contracts; unitization, unit operating, communitization or pooling agreements, declarations or orders; easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests pertaining to the Properties.

         1.3 CLOSING - The consummation of the purchase and sale transaction contemplated by this Agreement.

         1.4 DEFENSIBLE TITLE - Such record title that: (a) entitles Seller to receive not less than the "Net Revenue Interest" set forth on Exhibit "B" of all oil, gas, and associated liquid and gaseous hydrocarbons and other associated gases covered by the Leases produced, saved and marketed from the Properties for the productive life of such Properties; (b) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of the Properties in an amount not greater than the "Working Interest" set forth on Exhibit "B" unless there is a proportionate increase in the Net Revenue Interest; and (c) is free and clear of any and all encumbrances, liens and Title Defects, subject only to the Permitted Encumbrances.

         1.5 EFFECTIVE DATE - May 1, 2000.

         1.6 LANDS - The lands covered by the Leases and located in the lands described on Exhibit "A" under the heading "Units", irrespective if such lands conform with the spacing units established by order of the Colorado Oil and Gas Conservation Commission ("COGCC").

         1.7 LEASE OR LEASES - Those oil, gas and mineral leases described on Exhibit "A" and all extensions, renewals, replacements, substitutions, protective or other leases covering or purporting to cover the interests covered or purported to be covered by the described leases.

         1.8 PERMITTED ENCUMBRANCES

                  (a) Lessor's royalties, overriding royalties, net profit interests, carried interests, reversionary interests and other similar burdens existing of record on the Effective Date, and all agreements having to do with operating the Properties and marketing hydrocarbons therefrom if the net cumulative effect of such burdens or agreements does not operate to (x) reduce the net revenue interest of any Property to less than the "Net Revenue Interest" set forth on Exhibit "B," or
         (y) increase the leasehold working interest of any Property to more than the "Working Interest" set forth on Exhibit "B" without a proportionate increase in the Net Revenue Interest;

                  (b) preferential rights to purchase and required third-party consents to assignments and similar agreements affecting the transfer of the interests contemplated herein, with respect to which prior to the date of this Agreement (i) written waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

                  (c) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being and will be contested in good faith in the normal course of business;

                  (d) easements, rights-of-way, servitudes, permits, surface leases, conditions, covenants or other restrictions and easements for surface operations, roads, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties, provided that such rights shall not have a material adverse effect on the ownership, use, operation or value of the Properties;

                  (e) operator's liens granted under operating agreements and relating to obligations not yet due or pursuant to which Seller is not in default that are not such as will interfere materially with the ownership, operation, value or use of the Properties, and other inchoate liens, including but not limited to mechanics', materialman's and laborer's liens; and

                  (f) the "Loan Documents" identified in that certain Closing Agreement to be executed by Buyer, Seller and others concurrently with the execution of this Agreement, to the extent that the "Mortgage" and "Financing Statements" associated with the "Loan Documents" are properly conveyed to Benson Mineral Group, Inc. an Oklahoma corporation ("BMG"), and properly released by BMG with respect to the Properties concurrent with the execution of this Agreement in accordance with the terms of the Closing Agreement.

         1.9 PROPERTY OR PROPERTIES - All of Seller's undivided right, title and interest in, to and under the Leases as to all depths, insofar and only insofar as the Leases cover the Lands as set forth on Exhibit "A," including Seller's working interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests and any other similar interests, and the underlying oil, gas and mineral leasehold estates associated therewith, including all of Seller's right, title and interest in, to, under and derived from:

                  (a) petroleum, hydrocarbons and associated gases stored upon or produced from the Leases, or allocated thereto in any unit of which the Leases are a part;

                  (b) the leasehold estates and rights created by the Leases, licenses, permits and other agreements affecting the Leases and Lands;

                  (c) all contractual interests and rights under all unitization, communitization, and pooling agreements, working interest units created by operating agreements, and orders covering the Leases, or any portion thereof, and lands pooled or unitized therewith, and the units and pooled or communitzed areas created thereby, only insofar as they cover the Lands;

                  (d) the Basic Documents;

                  (e) the Records;

                  (f) the right to use the surface of any of the Lands or other properties of Seller which is currently being used for access to the Leases;

                  (g) presently existing and valid pooling, communitization and unitization agreements and the properties covered and/or the units created thereby affecting the Leases, Wells or other Properties;

                  (h) seismic data covering the Lands which is or can be made assignable to Buyer;

                  (i) the Wells; and

                  (j) the equipment and other personal and mixed property, improvements, structures, buildings, pipelines, related facilities, easements, rights-of-way, permits, licenses, servitudes, surface leases, surface use agreements and any other estates in land situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, associated liquid and gaseous hydrocarbons, and other associated gas from any of the Properties or the treatment, storage or transportation of such substances therefrom, water lines, gas lines, buildings, fixtures, machinery, gas gathering or processing systems or pipelines, power lines, telephone lines, roads and all other fixtures and improvements now or as of the Effective Date which are appurtenant to the Leases.

With respect to the Properties, Seller waives and releases all rights it holds under current agreements, including but not limited to that certain Exploration Agreement dated as of April 9, 1998 between Union Pacific Resources Company and Seller, to drill and earn, or otherwise develop for oil and gas, but only insofar as such agreements cover and affect the Lands.

         1.10 RECORDS - With the exception of all of Seller's corporate, financial and general tax records, computer programs and proprietary seismic or other such data, such term shall include copies of all non-proprietary seismic data files, lease files, land files, well files, contract files including gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records, information and data (including engineering and geological data, interpretation and analysis), and all rights thereto, of Seller, insofar as the same are related to any of the Properties.

         1.11 TITLE DEFECT - Any encumbrance, lien, encroachment, claim, irregularity, defect in or objection to Seller's title to any portion of the Properties, expressly excluding Permitted Encumbrances, that alone or in combination with other defects does or may render Seller's title to any portion of the Properties less than Defensible Title.

         1.12 WELLS - The wells identified on Exhibit "B," including the personal property, fixtures and improvements as of the Effective Date, but with all additions thereto and deletions therefrom occurring in the ordinary course of the conduct of business from the Effective Date through Closing, located upon the Lands or lands pooled therewith or appurtenant thereto, or used in the production, treatment, sale, disposal or injection of hydrocarbons, water or brine produced therefrom or attributable thereto, including, without limitation:
(a) all wells, equipment, casing, tubing, pumps, lines, separators, wellhead and in-hole equipment, pipes, tanks, motors, pipelines, meters, regulators, gathering lines, fixtures, buildings, structures and all other oilfield equipment and material, installed and in inventory, used or useful in the operation of the Properties; (b) the equipment, materials and supplies described on Exhibit "D"; and (c) crude oil, condensate and products in storage and in pipelines.


                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 PURCHASE AND SALE. Subject to the terms, provisions, conditions and exceptions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, set over and deliver or cause to be sold, conveyed, transferred, assigned, set over and delivered on the date of this Agreement, but effective as of the Effective Date, and Buyer agrees to purchase on the date of this Agreement, but effective as of the Effective Date as provided in this Agreement, the Properties, subject to the Permitted Encumbrances.

         2.2 PURCHASE PAYMENT. Buyer shall deliver to the Seller the Preliminary Purchase Price set forth in Article III and as adjusted pursuant thereto.

         2.3 TRANSFER OF OWNERSHIP. Subject only to final approval by appropriate governmental agencies, if any, on the date of this Agreement, ownership of all production attributable to the Properties conveyed to Buyer shall pass as of the Effective Date and all other attributes of ownership shall pass as of the date of this Agreement. All costs and expenses incurred by Seller for operation of the Properties after the Effective Date, including but not limited to (a) taxes on or measured by production and (b) the fixed rate overhead charges prescribed by applicable operating agreements or, in the absence of operating agreements, $500 per month shall be used for each producing well (and, in each case, excluding any allocable general and administrative expenses), shall be borne by Buyer. All such costs incurred prior to the Effective Date shall be borne by Seller.


                                   ARTICLE III
                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. The purchase price payable by the Buyer to Seller for the Properties shall be $7,150,000.00 (the "Preliminary Purchase Price").

         3.2 ALLOCATION OF THE PURCHASE PRICE. The Preliminary Purchase Price shall be allocated to the Properties in the manner set forth on Exhibit "C" hereto.

         3.3 MANNER OF PAYMENT OF PURCHASE PRICE. The Preliminary Purchase Price, as adjusted pursuant to Section 3.4, shall be paid at the Closing by Buyer to Seller, or its designee, by wire transfer of immediately available funds or by such other method as may be agreed to by the parties hereto.

         3.4 ADJUSTMENTS TO PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price shall be adjusted at the date of this Agreement and at the Final Settlement Date (as hereinafter defined) as follows:

                  (a) The Preliminary Purchase Price shall be adjusted upward by the following:

                           (1) the value of all merchantable oil in storage
                  owned by Seller above the storage tank take-off valve at the Effective Date, and not previously sold by Seller or the operator, that is credited to Seller's interest in the Properties, such value to be the actual price to be received on the Effective Date (if this price cannot be determined, then the contract price, or if no contract is in effect, the market price in effect as of the Effective Date), less taxes and gravity adjustments deducted by the purchaser of such oil;

                           (2) an amount equal to the current value (computed on
                  the basis of the current contract price or market price, whichever is applicable) of the gas volumes which Seller may be entitled to take in excess of its working interest share in the respective Wells as a result of underproduction by Seller as of the Effective Date under the terms of applicable gas balancing agreements, if any;

                           (3) the amount of all expenditures (including
                  royalties, rentals and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, but excluding Seller's general and administrative overhead expenses) with respect to the Properties which relate to the period after the Effective Date and are paid by or on behalf of Seller in connection with the operation and development of the Properties from the Effective Date to the date of this Agreement; and

                           (4) an amount equal to all prepaid expenses
                  attributable to the Properties that are paid by or on behalf of Seller prior to the date of this Agreement and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date including, without limitation, prepaid utility charges which are Buyer's expenses in accordance with Section 2.3.

                  (b) The Preliminary Purchase Price shall be adjusted downward by the following:

                           (1) proceeds actually received or accrued by or on
                  behalf of Seller, prior to the date of this Agreement, attributable to the Properties and that are attributable to the period of time from and after the Effective Date;

                           (2) an amount equal to the value (computed on the
                  basis of the current contract price or market price, whichever is applicable) of the volumes of gas with respect to which Seller is overproduced as of the Effective Date, and which other parties may be entitled to recover in excess of their working interest share in accordance with applicable gas balancing agreements, if any;

                           (3) an amount equal to all unpaid ad valorem,
                  property, production, severance and similar taxes and assessments based upon or measured by the ownership of the property or production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties in accordance with generally accepted accounting principles prior to the Effective Date (it being agreed that any tax measured on the basis of production shall be deemed to be a tax assessed for the period during which such production occurred regardless of the actual year of assessment), which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the preceding calendar year, or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended. Ad valorem and production taxes for the year 2000 shall be prorated to the Effective Date based on 1999 production and the most recent available tax rates. Such adjustments shall be made on the Final Settlement Date and shall be final settlement of such taxes between Seller and Buyer; and

                           (4) an amount equal to the sum of all adjustments
                  pursuant to Section 4.3 (including adjustments made under Section 4.3 for the matters covered by Sections 4.4 and 4.5).


                                   ARTICLE IV
                        INSPECTION AND TITLE EXAMINATIONS

         4.1 INSPECTION OF FILES AND RECORDS. Prior to the date of this Agreement, Seller has made available at Seller's offices for examination and reproduction by Buyer's authorized representatives all documents (including, but not limited to, all Basic Documents and Records) of every kind and character in Seller's possession or to which Seller has access relating or in any way pertaining to the Properties. Subject to the consent and cooperation of operators and other third parties, Seller has cooperated with Buyer in Buyer's efforts to obtain such additional information relating to the Properties as Buyer desired, to the extent in each case that Seller could do so without violating legal constraints or obligations of confidence or other contractual commitments to a third party. Seller has caused its personnel to assist Buyer in making such investigation and has caused the counsel, accountants, independent petroleum consultants and engineers, employees and other representatives of Seller to be reasonably available to Buyer for such purposes. During such investigation, Buyer was given access to make copies of such records, files and other materials as Buyer deemed advisable.

         4.2 ON-SITE TESTS AND INSPECTIONS. Seller has allowed Buyer's authorized representatives to consult with Seller's agents and employees and allowed Buyer's authorized representatives to conduct on-site inspections, tests and inventories of the Properties and inspect and examine the Wells.

                                    ARTICLE V
                     ASSUMPTION OF OBLIGATIONS; INDEMNITIES

         5.1 BUYER. Buyer, as owner of the Properties acquired effective as of the Effective Date, does hereby obligate itself to assume and timely discharge all duties and obligations of the owner of the Properties which accrue or arise from operations conducted from and after the Effective Date or relating to taxes for periods prior to the Effective Date but due and payable after such date as to which Buyer has received a reduction in the Preliminary Purchase Price pursuant to Section 3.4, except those obligations accruing or arising from a breach by Seller of any representation, warranty, covenant or agreement contained herein, and except the obligation to plug, abandon or restore any well not identified on Exhibit "B" hereto. Buyer does hereby agree to defend, hold harmless and indemnify Seller, its officers, directors and stockholders, from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities (a) arising out of any actions, suits, claims or demands incurred as a result of or arising from failure of Buyer to discharge such duties and obligations or (b) resulting from or related to any representation or warranty, agreement or covenant of Buyer contained herein being breached.

         5.2 SELLER. Seller shall defend, hold harmless and indemnify Buyer and its successors and such parties' directors, officers and stockholders, as appropriate, from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities (a) arising out of any actions, suits, claims or demands incurred as a result of or arising from the ownership or operation of the Properties prior to the Effective Date, except for amounts resulting from the gross negligence or willful misconduct of Buyer as operator of the Properties, (b) resulting from or relating to any representation or warranty of Seller contained herein being untrue or any warranty, agreement or covenant of Seller contained herein being breached or (c) relating to the plugging, abandoning or restoration of any well not listed on Exhibit "B" hereto.


                                   ARTICLE VI
                     SELLER'S REPRESENTATIONS AND WARRANTIES

         6.1 SELLER. Seller represents and warrants to Buyer as of the date hereof that the following statements are true and complete:

                  (a) Seller is a duly organized, validly existing Colorado corporation in good standing under the laws of the State of Colorado. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the conveyance of the Properties to Buyer in accordance with this Agreement.

                  (b) The execution and delivery of this Agreement, the execution and delivery of all documents and instruments required to be executed and delivered by Seller, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller.

                  (c) This Agreement constitutes the valid, legal and binding obligation of Seller and is enforceable against Seller in accordance with its terms. All instruments required hereunder to be executed and delivered by Seller constitute valid, legal and binding obligations of Seller enforceable against Seller in accordance with their terms.

                  (d) Seller's execution, delivery and performance of this Agreement does not and will not conflict with, violate or result in any liability to Seller or Buyer under any agreement governing Seller's business or affairs, including its Articles of Incorporation, by-laws or other governing documents, or any agreements or instruments to which Seller may be a party or by which Seller or any of Seller's properties are bound, any Basic Document, or any law, administrative regulation or rule or court order, judgment or decree applicable to Seller or to the Properties.

                  (e) There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the best knowledge of Seller, threatened against Seller.

                  (f) There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency, except as set forth on Exhibit "F", nor, to the best knowledge of Seller, threatened against Seller or any affiliate of Seller or any of the Properties which has or might result in the impairment or loss of Seller's title to any of the Properties or the value thereof or impede the operation of the Properties.

                  (g) To the best of Seller's knowledge there exists no unrecorded document or agreement which may result in impairment or loss of Seller's ability to convey the Properties.

                  (h) Seller warrants Defensible Title to the Properties against the claims and demands of all persons lawfully claiming the same by, through or under Seller but not otherwise; provided, however, Seller shall subrogate Buyer to any warranty claim which Seller may have against any third party, prior owner, vendor or assignor.

                  (i) Seller has not directly or indirectly created, reserved or retained any recorded or unrecorded executory rights, overriding royalty interests, net profits interests or production payments in any of the Wells or the underlying Properties which would cause Buyer not to receive Defensible Title.

                  (j) All ad valorem, property, production, excise, severance, and similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom on the Properties, and due and payable as of the date of this Agreement have been paid timely in all respects.

                  (k) All gas imbalances affecting the Properties are imbalances between Seller and Buyer. Reconciliation of gas imbalances shall be handled as a post-closing adjustment to the Preliminary Purchase Price in accordance with Section 8.5. Exhibit "E" reflects the gas imbalances which Buyer believes exist on the Properties as of the date set forth therein, however, such imbalances have not been confirmed or agreed to by Seller as of the date of this Agreement.

                  (l) All Wells which Seller operates have been, in all material respects, drilled, completed and operated in compliance with all Basic Documents, applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof.

                  (m) The only gas purchase agreement in effect with respect to the Properties is that certain Letter of Intent, Gas Purchase and Sale Agreement, Greater Wattenberg Area dated June 17, 1999 between North American Resources Company ("NARCO") and Seller, and Seller has obtained from NARCO a release of the Properties from the dedication thereunder upon expiration and termination of the Letter of Intent on June 30, 2000.

                  (n) Except as provided in those Leases from Union Pacific Resources Company ("UPRC") to Seller and as contained in that certain Exploration Agreement dated effective June 1, 1998 between UPRC and Seller, no person has any call upon, option to purchase or similar rights under any agreement with respect to the Properties or to the production therefrom which is not terminable within 30 days.

                  (o) Seller has not in any respect collected any proceeds from the sale of hydrocarbons produced from the Properties which are subject to refund.

                  (p) Proceeds from the sale of oil, condensate and gas from the Properties are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

                  (q) The Basic Documents:

                           (i) all are valid and legally binding obligations of
                  Seller and are enforceable against Seller in accordance with their respective terms;

                           (ii) Seller is not in breach or default with respect
                  to any of its obligations under any Basic Document or any regulations incorporated therein or governing same in any material respect;

                           (iii) all payments (including, without limitation,
                  royalties, delay rentals, shut-in royalties, and joint interest or other billings under unit or operating agreements) due thereunder from Seller have been made or caused to be made by Seller;

                           (iv) to the best of Seller's knowledge no other party
                  to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of its obligations thereunder;

                           (v) neither Seller nor, to the best of Seller's
                  knowledge, any other party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof; and

                           (vii) there are no current obligations to drill
                  additional wells or to engage in other current development operations.

                  (r) With respect to the joint unit or other operating agreements relating to the Properties which Seller operates: (i) there are no outstanding calls or payments under authorities for expenditures for payments which are due or which Seller has committed to make which have not been paid; (ii) Seller has informed Buyer of the status of all material operations by less than all parties; and (iii) there are no operations under the operating agreements with respect to which Seller has become a non-consenting party.

                  (s) Seller is not aware of any physical change in the Wells and the Properties which Seller operates since the Effective Date (other than operations and production in the ordinary course) which materially affects the value, use or operation of the Wells and the Properties (other than declines due to normal depletion).

                  (t) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

                  (u) None of the Properties are subject to any tax partnerships, entities or arrangements for which partnership returns are or will be required to be filed for federal income tax purposes.


                                   ARTICLE VII
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         7.1 BUYER. Buyer represents and warrants to Seller as follows:

                  (a) Buyer is a corporation duly organized and existing under the laws of the State of Delaware.

                  (b) The execution and delivery of this Agreement, the execution and delivery of all documents and instruments required to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer.

                  (c) This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and all instruments required hereunder to be executed and delivered by Buyer constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

                  (d) Buyer's execution, delivery and performance of this Agreement does not conflict with or violate or result in any liability to Buyer or Seller under any material agreement governing Buyer's organization, management, business or affairs, including Buyer's Certificate of Incorporation or, in any material respect, any agreement or instrument to which Buyer may be a party or by which Buyer is bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to Buyer.

                  (e) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Seller shall have any responsibility whatsoever.


                                  ARTICLE VIII
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         8.1 TRANSFER ORDERS. Seller and Buyer shall execute, acknowledge and deliver Transfer Orders and letters in lieu of such orders within 30 days after Closing directing all purchasers of production from the Properties to pay to Buyer the proceeds attributable to production from the Properties from and after the Effective Date.

         8.2 SUSPENSE ACCOUNTS. Seller agrees to pay to Buyer all amounts held in suspense by Seller (other than amounts held in suspense solely as offsets to sums owed to Seller for periods prior to the Effective Date or amounts attributable to the net revenue interest of Seller for periods prior to the Effective Date) that relate to the Properties, together with a written explanation (as contained in Seller's files) of why such moneys are held in suspense. Buyer agrees to take and apply such moneys in a manner consistent with prudent oil and gas business practices.

         8.3 CLOSING OBLIGATIONS. Concurrent with the execution of this Agreement, the following events shall occur, each being a condition precedent to the others, and each being deemed to have occurred simultaneous with the others:

                  (a) Seller, Buyer, Benson Mineral Group, Inc. and Producers Service Incorporated shall execute and deliver a Closing Agreement, and the conditions precedent in the Closing Agreement shall have been fully satisfied as of the Closing.

                  (b) Seller shall execute, acknowledge and deliver to Buyer a mutually acceptable Assignment and Bill of Sale in sufficient counterparts to facilitate recording, and such special forms of assignment, if any, required for federal and state leases as may be necessary, conveying the Properties (other than properties excluded under Section 4.3), effective as of the Effective Date to Buyer;

                  (c) Seller and Buyer shall execute and deliver a settlement statement showing the Preliminary Purchase Price adjusted in accordance with this Agreement (the "Closing Amount");

                  (d) Seller shall furnish Buyer evidence of the release or termination statements, in form and substance satisfactory to Buyer and its counsel, of the liens on the Properties associated with the Loan Documents described in Section 1.8(f);

                  (e) Buyer shall deliver to Seller, or its designee, the Closing Amount by wire transfer in immediately available funds;

                  (f) For each of the Properties which Seller operates, Seller shall execute and deliver to Buyer a COGCC Form 10, Change of Operator, and cooperate with Buyer and use its best efforts to assist Buyer in assuming the timely operation and management of such Properties; and

                  (g) Seller shall deliver to Buyer exclusive possession of the Properties (other than the Properties excluded under Section 4.3).

         8.4 FURTHER ASSURANCES.

                  (a) From time to time after Closing, Seller and Buyer shall execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested, in order more effectively to assure to said party all of the respective properties, rights, titles, interests and estates intended to be assigned and delivered in consummation of the transactions contemplated by this Agreement. Further, without limiting the generality of the foregoing, Seller agrees to cooperate fully with Buyer and to assist in obtaining the consent of the Bureau of Land Management or other governmental agency to the assignments of working interests and operating rights covering the Properties.

                  (b) From and after Closing, promptly after their receipt thereof, but only to the extent that such proceeds shall not have been the subject of an adjustment to the Preliminary Purchase Price, (i) Seller agrees to pay promptly to Buyer any and all proceeds received by Seller that are attributable to the production of hydrocarbons from the Properties on or after the Effective Date and (ii) Buyer agrees to pay to Seller any and all proceeds that are attributable to the production of hydrocarbons from the Properties prior to the Effective Date. All such payments to be made to Buyer shall include the royalty or mineral owners' share of production which may be received by Seller and which is not distributed to the royalty or mineral owner because of title defect or other similar reasons.

         8.5 POST-CLOSING ADJUSTMENTS. Within 60 days after the Closing, Buyer shall prepare and deliver to Seller, in accordance with generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment, as provided in Section 3.4, that was not finally determined as of the Closing and showing the calculation of such adjustments and the resulting final purchase price (the "Final Purchase Price"). Not more than 30 days after receipt of the Final Settlement Statement, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to be made to the preliminary Final Settlement Statement. The parties undertake to agree with respect to the amounts due pursuant to such post-Closing adjustments no later than 90 days after the date of this Agreement. The date upon which such agreement is reached, and upon which the Final Purchase Price is established, shall be herein called the "Final

Settlement Date." In the event that (a) the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference, or
(b) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference, in either event by wire transfer of immediately available funds on the Final Settlement Date.

         8.6 SUPPORT OF PIPELINE DECERTIFICATION EFFORTS. UXP, for itself and its successors and assigns, agrees for a period of 5 years from the Effective Date to not contest any action by Kinder Morgan, Inc., HSR, or any of their respective affiliates, successors or assigns, or any other person or entity, seeking to have released, abandoned or otherwise terminated the Natural Gas Act jurisdictional status of the KN Wattenberg Transmission Limited Liability Company gas pipeline system in the Denver-Julesburg Basin. UXP agrees to use reasonable commercial efforts to cause its affiliates, agents, employees, officers and directors to not interfere in any way with such release, abandonment or termination efforts.


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 NOTICES. All communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when delivered to the address below, or when facsimile transmission is completed to the fax number shown below, in either case showing the proper party to whose attention the notice is directed. Any party may, by written notice so delivered or transmitted to the other, change the address or fax number to which delivery shall thereafter be made. Notices to the Seller and Buyer shall be made at the addresses set forth below:

                  (a)      If to Seller, to:

                           UNITED STATES EXPLORATION, INC.
                           1560 Broadway, Suite 1900
                           Denver, Colorado  80202
                           Fax No.:  (303) 863-1932
                           ATTENTION: Bruce D. Benson
                                      President

                  (b)      If to Buyer, to:

                           HS RESOURCES, INC.
                           1999 Broadway, Suite 3600
                           Denver, Colorado  80202
                           Fax No.:  (303) 296-3601
                           ATTENTION: Janet W. Pasque
                                      Vice President - Land

         9.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

         9.4 EXPENSES. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

         9.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning and interpretation of this Agreement.

         9.6 ENTIRE AGREEMENT. This Agreement, the documents to be executed hereunder, the Five-Party Closing Agreement identified in Section 8.3(a) above, and the exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. This Agreement is additive and additional to the obligations of the parties to the Closing Agreement, and shall not be construed in any manner as conflicting with the obligations of Seller under the Closing Agreement.

         9.7 GOVERNING LAW. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the law of the State of Colorado. This Agreement, the other documents delivered pursuant hereto and the legal relations among the parties hereto shall be governed by and construed in accordance with the law of the State of Colorado, without regard to its conflict of laws principles.

         9.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as expressly provided herein, the respective representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and shall not be merged with any instrument or agreement hereafter executed or delivered.

         9.9 PUBLIC ANNOUNCEMENTS. The parties hereto agree that, prior to making any public announcement or statement with respect to the transactions consummated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto.

         9.10 NOTICES AFTER CLOSING. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the date of this Agreement, of any instrument, notification or other document affecting the Properties while owned by such other party.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

                                         SELLER:

                                         UNITED STATES EXPLORATION, INC.


                                         By: /s/ Bruce D. Benson
                                            --------------------------------
                                         Name:  Bruce D. Benson
                                         Title:    President

                                         BUYER:

                                         HS RESOURCES, INC.


                                         By: /s/ Dale E. Cantwell
                                            --------------------------------
                                         Name:  Dale E. Cantwell
                                         Title:    Vice President

                                EXHIBITS OMITTED